EXHIBIT 99




                                SECOND AMENDMENT

                                     TO THE

                           JEFFERSON BANKSHARES, INC.

                          EMPLOYEE STOCK PURCHASE PLAN

         The  Jefferson  Bankshares,  Inc.  Employee  Stock  Purchase  Plan (the
"Plan"), as amended as of September 26, 1995, is hereby further amended as follows:

         1. Section 3 of the Plan is amended by adding the following new sentence at the end thereof:

         The Plan shall be administered in a manner such that all Participating Employees have the same rights and privileges (as determined in accordance with Section 423(b)(5) of the Internal Revenue Code of 1986, as amended).

         2. Section 4 of the Plan is amended by adding the following new sentence immediately after the first sentence thereof:

         Notwithstanding the foregoing, an employee who owns Common Stock or other stock of the Company, or stock of the Company's Parent or any Subsidiary, that possesses five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its Parent, or any Subsidiary, shall not be eligible to participate in the Plan. The preceding sentence shall be applied in a manner consistent with the provisions of Sections 423(b)(3) and 424 of the Internal Revenue Code of 1986, as amended.

         This Amendment is adopted as of January 28, 1997.

                                            JEFFERSON BANKSHARES, INC.



                                            /s/  O. Kenton McCartney
                                                 President and CEO